Filed pursuant to Rule 424(b)(3)
File No. 333-276254

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 27, 2025)

Hashdex Bitcoin ETF

This supplement is to the prospectus (the “Prospectus”) of Tidal Commodities Trust I (the “Trust”) dated March 27, 2025, which relates to shares (the “Shares”) issued by the Hashdex Bitcoin ETF (the “Fund”), a series of the Trust. Capitalized terms used but not defined herein shall have the meanings assigned to them by the Prospectus. This Prospectus supplement should be read in its entirety and kept together with your Prospectus for future reference.

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The first sentence of the description of the Management Fee paid to the Sponsor under “THE OFFERING — Management Fee” on page 16 is replaced with the following:

The Fund pays the Sponsor a Management Fee, monthly in arrears, in an amount equal to 0.25% per annum of the daily NAV of the Fund.

The first sentence of the second paragraph of the “Fund assets may be depleted if investment performance does not exceed fees” risk factor under “The Fund’s Operating Risks” on page 43 is replaced with the following:

The Fund pays the Sponsor a Management Fee, monthly in arrears, in an amount equal to 0.25% per annum of the daily NAV of the Fund.

The first sentence of the first paragraph on page 61 under “THE SPONSOR” is replaced with the following:

The Fund pays the Sponsor a Management Fee, monthly in arrears, in an amount equal to 0.25% per annum of the daily NAV of the Fund.

The last sentence of the first paragraph in the “Sponsor” subsection under “OPERATION OF THE FUND — The Fund’s Service Providers” on page 82 is replaced with the following:

For the Sponsor’s services, the Fund is contractually obligated to pay a monthly management fee to the Sponsor, based on average daily net assets, at a rate equal to 0.25% per annum.

The first sentence under “OPERATION OF THE FUND — Other Non-Contractual Payments by the Fund” on page 91 is replaced with the following:

The Fund pays the Sponsor a Management Fee, monthly in arrears, in an amount equal to 0.25% per annum of the daily NAV of the Fund.

The date of this prospectus supplement is August 21, 2025